Exhibit 99.1

TICC Announces Results of Operations for the Three and Six Months Ended June 30, 2009, Authorization of Share Repurchase Program and Announces Distribution

GREENWICH, CT – 8/6/2009 – TICC Capital Corp. (NASDAQ: TICC) announced today its financial results for the quarter ended June 30, 2009, authorization of a share repurchase program and a distribution of $0.15 per share for the third quarter of 2009.

HIGHLIGHTS

•

For the quarter ended June 30, 2009, we recorded net investment income of approximately $3.2 million, or approximately $0.12 per share, net unrealized appreciation on investments of approximately $9.8 million and net realized losses on investments of approximately $3.3 million. In total, we had a net increase in net assets resulting from operations of approximately $0.36 per share for the second quarter.

•

Total investment income for the second quarter amounted to approximately $4.9 million, down approximately 51% from the second quarter of 2008 largely due to fewer portfolio investments as a result of de-levering activities throughout 2008, as well as a lower return on our debt investment portfolio

•

Expenses for the second quarter of 2009 were approximately $1.7 million, down approximately 61% from the second quarter of 2008 due largely to the elimination of interest expense associated with our de-levering actions during 2008 to repay all debt under our previous credit facility and lower investment advisory fees. The primary components of our expenses were approximately $1.0 million in investment advisory fees and approximately $300,000 in professional fees for valuation, legal and auditing services.

•

During the quarter ended June 30, 2009, we incurred net unrealized appreciation of approximately $9.8 million comprised of $14.6 million in unrealized appreciation, $7.7 million in unrealized depreciation and approximately $2.9 million relating to the reversal of prior period net unrealized depreciation.

•	For the quarter ended June 30, 2009, we had net realized losses on investments of approximately $3.3 million.

•	Our Board of Directors has declared a distribution of $0.15 per share for the third quarter of 2009.

•	Payable Date: September 30, 2009

•	Record Date: September 10, 2009

•

During the second quarter, the Board considered the possibility of a share repurchase program, as it has done historically. The Board identified certain benefits to implementing a repurchase program, notably the prospects for increasing our per share book value and for generating a positive IRR on that invested capital. While we are sensitive to other issues which would arise as a result of a repurchase, specifically the greater concentration risk of our existing investments to our portfolio and the foregone opportunities to purchase other attractive risk-adjusted investments, we nonetheless believe there is now merit to having a share repurchase program in place and available to be implemented as appropriate. With that in mind, our Board has authorized a share repurchase program which would provide for the purchase of up to $10 million worth of shares to be implemented at the discretion of our management team. Under the repurchase program, TICC may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time. The timing and number of shares to be repurchased in the open market will depend on a number of factors, including market conditions and alternative investment opportunities. In addition, any repurchases will be conducted in accordance with the Investment Company Act of 1940, as amended. We have not yet been active in the repurchase program and there are no assurances that we will engage in repurchases, but if market conditions warrant, we now have the ability to take advantage of situations where we believe share repurchases would be advantageous to the company and to our shareholders.

•

During the second quarter, we completed 4 new investments with a face amount of approximately $13.4 million and a total cost value of approximately $9.3 million for an aggregate discount of approximately 30% from par. Each of those investments represents the senior secured 1st lien notes issued by the respective companies.

•

As of June 30, 2009, we placed our investment in Integra Telecomm, Inc. on non-accrual status as the company is not paying cash interest on the 2nd lien term loan pending completion of a restructuring. However, we believe that the associated debt outstanding will be fully recovered.

•	At June 30, 2009, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income from any investments on non-accrual status) was approximately 7.8%.

•	At June 30, 2009, the weighted average yield of our debt investments, excluding our investments on non-accrual status as of June 30, 2009, was approximately 10.0%.

•	At June 30, 2009, our cash position stood at approximately $31.4 million and, of that amount, approximately $3.6 million was reserved for trades purchased and not yet settled.

•	At June 30, 2009, net asset value per share was $7.66 compared with the net asset value at March 31, 2009 of $7.46 and at December 31, 2008 of $7.68.

SUBSEQUENT EVENTS

•	On July 30, 2009, the Board of Directors declared a distribution of $0.15 per share for the third quarter, payable on September 30, 2009 to shareholders of record as of September 10, 2009.

•	On July 31, 2009, we placed our investment in WAICCS Las Vegas, LLC on non-accrual status effective July 31st and revised its maturity date to July 31st as the company is now in default.

We will host a conference call to discuss our second quarter results today, Thursday, August 6th at 10:00 AM ET. Please call 800-860-2442 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, the replay passcode is 432862.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2008, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Investments, at fair value (cost: $265,141,324 @ 6/30/09; $282,299,228 @ 12/31/08)
Non-affiliated/non-control investments (cost: $245,080,142 @ 6/30/09; $261,923,603 @ 12/31/08)	$156,421,576	$168,094,127
Control investments (cost: $20,061,182 @ 6/30/09; $20,375,625 @ 12/31/08)	20,825,000	21,500,000

Total investments at fair value	177,246,576	189,594,127

Cash and cash equivalents	31,414,446	14,069,251
Interest receivable	641,281	1,151,703
Prepaid expenses and other assets	159,318	147,806

Total assets	$209,461,621	$204,962,887

LIABILITIES
Investment advisory fee payable to affiliate	$983,984	$1,287,451
Securities purchased not settled	3,640,736	0
Accrued expenses	427,333	308,686

Total liabilities	5,052,053	1,596,137

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,673,718 and 26,483,546 issued and outstanding, respectively	266,736	264,835
Capital in excess of par value	319,407,882	318,662,914
Net unrealized depreciation on investments	(87,894,748)	(92,705,101)
Accumulated net realized losses on investments	(25,214,479)	(21,899,323)
Distributions in excess of investment income	(2,155,823)	(956,575)

Total net assets	204,409,568	203,366,750

Total liabilities and net assets	$209,461,621	$204,962,887

Net asset value per common share	$7.66	$7.68

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$4,269,217	$8,933,424	$8,718,758	$19,382,948
Interest income - cash and cash equivalents	0	68,691	0	124,683
Other income	22,029	323,645	62,029	531,425

Total investment income from non-affiliated/non-control investments	4,291,246	9,325,760	8,780,787	20,039,056

From control investments:
Interest income - debt investments	628,953	748,660	1,262,720	1,515,187

Total investment income from control investments	628,953	748,660	1,262,720	1,515,187

Total investment income	4,920,199	10,074,420	10,043,507	21,554,243

EXPENSES
Compensation expense	225,953	222,000	451,905	444,000
Investment advisory fees	983,984	1,904,271	1,925,035	4,084,126
Professional fees	266,812	375,689	570,217	725,616
Interest expense	0	1,514,197	0	3,811,630
General and administrative	200,656	286,089	335,320	446,041

Total expenses	1,677,405	4,302,246	3,282,477	9,511,413

Net investment income	3,242,794	5,772,174	6,761,030	12,042,830

Net change in unrealized appreciation or depreciation on investments	9,793,597	(955,331)	4,810,353	(23,354,727)

Net realized (losses) gains on investments	(3,337,193)	932,944	(3,315,156)	899,125

Net increase (decrease) in net assets resulting from operations	$9,699,198	$5,749,787	$8,256,227	$(10,412,772)

Net increase in net assets resulting from net investment income per common share:
Basic and diluted(1)	$0.12	$0.25	$0.25	$0.54

Net increase (decrease) in net assets resulting from operations per common share:
Basic and diluted(1)	$0.36	$0.25	$0.31	$(0.47)

Weighted average shares of common stock outstanding:
Basic and diluted(1)	26,585,951	22,708,251	26,535,592	22,363,146

(1)

In accordance with SFAS 128-Earnings per Share, the weighted-average shares of common stock outstanding used in computing basic and diluted earnings per share for the six months ended June 30, 2008 was increased retroactively by a factor of 1.021 to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on May 23, 2008.

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended June 30, 2009 (unaudited)	Three Months Ended June 30, 2008 (unaudited)	Six Months Ended June 30, 2009 (unaudited)	Six Months Ended June 30, 2008 (unaudited)

Per Share Data
Net asset value at beginning of period	$7.46	$10.81	$7.68	$11.94

Net investment income(1)	0.12	0.25	0.25	0.54
Net realized and unrealized capital gains (losses) (2)	0.24	0.01	0.06	(1.01)

Total from investment operations	0.36	0.26	0.31	(0.47)

Total distributions(3)	(0.15)	(0.30)	(0.30)	(0.66)

Effect of shares issued, net of offering expenses	(0.01)	(1.02)	(0.03)	(1.06)

Net asset value at end of period	$7.66	$9.75	$7.66	$9.75

Per share market value at beginning of period	$3.51	$7.52	$3.80	$9.23
Per share market value at end of period	$4.41	$5.46	$4.41	$5.46
Total return(4)	29.91%	(23.40)%	25.13%	(34.61)%
Shares outstanding at end of period	26,673,718	26,189,851	26,673,718	26,189,851

Ratios/Supplemental Data
Net assets at end of period (000’s)	$204,410	$255,459	$204,410	$255,459
Average net assets (000’s)	$199,114	$239,778	$201,479	$249,956
Ratio of expenses to average net assets(5)	3.37%	7.18%	3.26%	7.61%
Ratio of expenses, excluding interest expense, to average net assets(5)	3.37%	5.07%	3.26%	4.95%
Ratio of net investment income to average net assets(5)	6.51%	9.63%	6.71%	9.64%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains (losses) include rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of June 30, 2009, distributions for 2009 would not have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)

Annualized. Effective December 30, 2008, the Company had fully repaid all amounts under the revolving credit facility and reduced the commitment amount thereunder to zero, effectively terminating the facility.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.